Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-288120) of our report dated March 24, 2025, relating to the consolidated financial statements of Lixte Biotechnology Holdings, Inc., as of and for the years ended December 31, 2024 and 2023 (which report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern) included in Lixte Biotechnology Holdings, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Weinberg & Company, P.A.

Los Angeles, California

June 23, 2025